UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

October 30, 2007

Date of Report (Date of earliest event reported)

NEXTMART, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26347	410985135
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

NextMart Inc. Oriental Plaza Bldg. W3, Twelfth Floor
1 East Chang’an Avenue, Dongcheng District, Beijing, 100738 PRC
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (888) 865-0901 x 322

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02     Results of Operations and Financial Condition

On October 10, 2007, we, NextMart, Inc., filed a Form 8K to disclose our change in fiscal year end from March 31 to September 30. We also disclosed that we expected a significant loss for the transition period ended September 30, 2007 due the rationalization of certain non-core intangible assets and adjustments to goodwill relating to past acquisitions.

In the same 8K, we stated that we would soon provide an update on our business strategy for the revised fiscal year. This 8K provides that update by outlining our business strategy and initiatives for the revised fiscal year, beginning October 1, 2007.

About NextMart’s Current Operations

NextMart is a China based women’s apparel enterprise with operations in fashion design, brand and apparel production management, and international apparel sales. The company helps foreign apparel brands outsource their design and production processes to China. It generates revenue by earning a commission on wholesale production orders.

NextMart is currently expanding its operations to include direct apparel sales to urban professional women throughout Mainland China. The Company aims to become China’s leading direct sales enterprise for women’s fashion and apparel.

NextMart’s Enhanced Direct Sales Business Strategy for Fiscal 2008

In 2008, NextMart’s business strategy will be to enhance its focus on developing an integrated online-offline direct sales platform for its women’s apparel business. The key initiatives of this direct sales strategy include: (1) Expanding the company’s sales channels to include offline mail-order catalogues and TV-shopping; (2) Launching sales of the Company’s private label apparel brand Peeress; and (3) Partnering with offline shopping malls in China to create online shopping sites that will carry numerous leading domestic/global fashion brands.

NextMart’s rationale for pursuing an integrated direct sales strategy is two-fold. First, the Company can achieve higher profit margins by selling women’s apparel directly to consumers rather than selling through high cost, inefficient third-party distribution channels. Second, NextMart already has the operational assets and marketing partnerships necessary to realize its direct sales vision. The company has mature fashion design and apparel production operations, with a database of several thousand women’s clothing designs. It has strategic marketing and sales partnerships with Her Village, China’s leading multimedia women’s community with 49 million visitors per month (most of whom are urban females), and Shanghai Guifuren Garment, a well-known women's apparel chain with 49 retail points in China.

NextMart plans to execute its direct sales strategy by reorganizing its operations into the following three enhanced business units:

(1) Integrated Direct Sales. This division will focus on selling women’s apparel to urban female consumers through three online and offline direct sales channels: (1) Digital E-catalogues/E-Magazines; (2) Print Mail-Order Catalogues; and (3) TV shopping programs.

For (1) Digital E-catalogues/E-Magazines, the company will leverage its existing marketing and sales partnership with Her Village, China’s largest multimedia women’s community with 49 million visitors per month. This marketing/sales partnership gives NextMart marketing space within Her Village’s e-magazine properties in exchange for a 10% commission on sales paid to Her Village. In addition to selling product through Her Village’s media products, NextMart is developing its own NextMart E-Shopping Catalogues to sell apparel to Her Village’s online consumer community.

For (2) Print Mail-Order Catalogues and (3) TV-Shopping, the Company intends to partner with leading mail-order catalogue and TV-shopping partners in Mainland China. The Company is currently in discussions with partners for strategic partnership or acquisition. Strategic partnerships would entail NextMart providing low-cost women’s wear to its partners in exchange for ongoing marketing and sales access to Chinese female customers. The parties would split revenue according to a pre-negotiated rate.

(2) Private Labels. This division will leverage our existing fashion design and apparel production capabilities to launch private labels for sale in China and abroad. Our first brand, Peeress, targets mature professional women in China’s leading cities. Peeress already has several thousand women’s apparel designs, which include dresses, business suits, evening wear and lingerie.

In 2008, we plan to launch sales of Peeress by leveraging our own direct sales network (explained above) and partnering with retail chains in Mainland China.  Internationally, we will work with our current US business partners to sell product in up to 600 retail sales points. Domestically, we plan to sell product through two leading Chinese retail chains: Shanghai Guifuren Garment Co., a leading women’s apparel chain with 49 stores in Mainland China, and Shanghai 1st Department stores, one of China’s leading department store chains. Both partnerships have already been secured.

(3) E-Commerce Partnerships. This division plans to partner with leading offline shopping malls to create e-commerce sites that sell women's clothing of several well-known domestic and international fashion brands. The division will provide e-commerce and technical services in exchange for a commission on e-commerce sales. The division will focus mainly on large-scale projects in order to best utilize its resources and capture scalable business opportunities.

We believe that our enhanced focus of building an integrated direct sales platform for our women’s apparel business will position us for strong growth in fiscal 2008. As such, we have decided to maintain our earnings guidance of between $4 to 6 million USD for the 2008 fiscal year beginning October 1, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTMART, INC.

(Registrant)

Date: October 30, 2007	By: /s/	Ren Huiliang
Ren Huiliang, Chief Executive Officer